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IRA OWNS THE FOLLOWING PROPERTIES:

1    4100 South Hulen at 5.5 acres with a 125,000 square foot building.

          Vacant land adjacent to 4100 South Hulen
2         -Remainder of Lot 4 Block C, Overton West Addition, 0.86 acres

3         -Tracts 1B and 1B2 of the BBB&C RR Co Survey, Abstract 217,
           1.63 acres.

4         -Tracts 1J and 1N of the BBB&C RR Co Survey, Abstract 217, 4.99 acres.

5         -Tracts 2B and 2M of the James Howard Survey, Abstract 693,
           1.29 acres.

6    7205 Falling Spring Rd, single family residence.

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                                 [Map of Plat]